Exhibit 99.1

News Release NYSE: BGH	Buckeye GP Holdings L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Paula Waggoner-Aguilar
Director, Investor Relations
Irelations@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS 2009 THIRD QUARTER RESULTS

AND INCREASES QUARTERLY DISTRIBUTION

HOUSTON, Nov. 2, 2009 — Buckeye GP Holdings L.P. (“BGH”) (NYSE: BGH) today reported its financial results for the third quarter of 2009. Net income attributable to BGH for the third quarter of 2009 was $11.1 million, or $0.39 per common unit, compared to net income of $7.2 million, or $0.26 per common unit, for the third quarter of 2008. BGH recorded operating income of $74.9 million for the third quarter of 2009, compared to operating income of $63.3 million for the third quarter of 2008.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (“Buckeye”) (NYSE:BPL) and reports its financial results on a consolidated basis inclusive of the financial results of Buckeye.  BGH currently has no operating activities separate from those conducted by Buckeye, and its cash flow is derived solely from cash distributions received from Buckeye and Buckeye’s operating subsidiaries.

“BGH’s performance continued to improve in the third quarter of 2009 based in part on the progress Buckeye has made in reducing costs and expanding product marketing activities,” said Forrest E. Wylie, Chairman and CEO of BGH’s general partner. “The success of these measures can be seen in the improvement in operating results at Buckeye.  We believe Buckeye’s best practices initiative, the expansion of our product marketing services, and the recently announced agreement to acquire additional pipeline, terminal and storage assets will contribute positively to our future financial performance.”

The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly partnership cash distribution of $0.39 per common unit, or $1.56 per common unit on an annualized basis,

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payable on November 30, 2009 to unitholders of record on November 12, 2009. This cash distribution represents an increase in the quarterly distribution of 5.4 percent compared to the quarterly cash distribution of $0.37 paid in August 2009 and an increase of 21.9 percent compared to the quarterly cash distribution of $0.32 paid in November 2008.

Buckeye will host a conference call with members of executive management on Monday, November 2, 2009, at 11 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=63429 10 minutes prior to its start. A replay will be archived and available at this link for 14 days. Interested parties may participate in the call by dialing 800-406-6465 at least 10 minutes prior to the start and referencing conference ID 4693347.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of BGH. Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye, (2) conflicts of interest between Buckeye, its general partner, and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes. Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors: (1) terrorism, adverse weather conditions, environmental releases, and natural disasters; (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency, or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells; (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets; (6) volatility in the price of refined petroleum products and the value of natural gas storage services; (7) nonpayment or nonperformance by Buckeye’s customers; (8) Buckeye’s ability to realize the efficiencies expected to result from its recently announced reorganization; and (9)

Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies. You should read our Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands, except per unit amounts)

 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Product sales	$258,188	$345,729	$728,744	$933,211
Transportation and other services	165,256	150,441	462,760	435,783
Total revenue	423,444	496,170	1,191,504	1,368,994

Costs and expenses:
Cost of product sales and natural gas storage services	258,507	334,959	702,623	913,163
Operating expenses	66,100	73,203	208,842	209,484
Depreciation and amortization	13,138	14,342	40,061	38,067
Asset impairment expense	—	—	72,540	—
General and administrative	9,814	10,415	30,007	31,949
Reorganization expense	996	—	29,109	—
Total costs and expenses	348,555	432,919	1,083,182	1,192,663

Operating income	74,889	63,251	108,322	176,331

Other income (expense):
Investment income	65	293	359	1,144
Interest and debt expense	(20,391)	(19,243)	(54,030)	(55,691)
Total other expense	(20,326)	(18,950)	(53,671)	(54,547)

Income before equity income	54,563	44,301	54,651	121,784

Equity income	3,807	2,404	9,031	5,803
Net income	58,370	46,705	63,682	127,587

Less: net income attributable to noncontrolling interest	(47,275)	(39,471)	(32,666)	(109,187)

Net income attributable to Buckeye GP Holdings L.P.	$11,095	$7,234	$31,016	$18,400

Net income per partnership unit:
Diluted	$0.39	$0.26	$1.10	$0.65

Weighted average number of limited partner units outstanding:
Diluted	28,300	28,300	28,300	28,300